Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

LiqTech International, Inc.

Ballerup, Denmark

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2022 Equity Incentive Plan of LiqTech International, Inc. of our report dated March 30, 2022, with respect to the consolidated financial statements of LiqTech International, Inc. included in its Annual Report (Form 10-K) for the years ended December 31, 2021 and 2020, filed with the Securities and Exchange Commission.

We also consent to the reference of our firm under the caption “Experts” in this registration statement.

/s/ Sadler, Gibb & Associates, LLC

Draper, UT

January 13, 2022